Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

Frontier Communications Elects Diana S. Ferguson to Board of Directors

STAMFORD, Conn., September 19, 2014 – Frontier Communications Corporation (NASDAQ: FTR) today announced the election of Diana S. Ferguson to its Board of Directors.

“Diana is an experienced financial executive with in-depth experience in corporate financial management, strategic planning and transactional execution,” said Maggie Wilderotter, Chairman and CEO of Frontier.  “She will be a valued member of our Board.”

Since August 2013, Ms. Ferguson has been Principal of Scarlett Investments, LLC, a firm she founded to invest in and advise middle market businesses that are primarily focused on consumer products.   Before that, she was Chief Financial Officer of the Chicago Board of Education,  responsible for  managing all aspects of the organization's $6 billion+ financial operations, including Budgeting, Financial Reporting and Control, Treasury, Risk Management, Pension, Procurement, Planning & Analysis.  Earlier, she served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company and Executive Vice President and Chief Financial Officer of Merisant Worldwide.

Since 2008, she has been a member of the Board of Directors of TreeHouse Foods (THS: NYSE), where she currently chairs the Audit Committee.  Previously she served on the TreeHouse Foods Compensation and Nominating & Governance Committees.

Ms. Ferguson’s civic involvement includes service on the non-profit board of Leadership Greater Chicago. She is also an active member of The Chicago Network and The Economic Club of Chicago.  Ms. Ferguson holds a Bachelor of Arts degree from Yale University and a Master of Management degree from Northwestern University’s J.L. Kellogg School of Management.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states.  Frontier's approximately 13,900 employees are based entirely in the United States. More information is available at www.frontier.com.

###

Contact:

Brigid Smith

Frontier Communications

AVP, Corp. Communications

203.614.5042

brigid.smith@ftr.com